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                         ROBERTSON, STEPHENS & COMPANY
                           INVESTMENT MANAGEMENT, L.P.




                                        January 1, 1996



Robertson Stephens Investment Trust
555 California Street
San Francisco, CA  94104

     Re:  Robertson Stephens Value + Growth Fund
          --------------------------------------

Dear Sirs:

     Reference is made to the Investment Advisory Agreement (the "Agreement") dated as of April 17, 1992, between Robertson Stephens Investment Trust (the "Trust") in respect of the Robertson Stephens Value +Growth Fund, a series of shares of the Trust (the "Fund"), on the one hand, and Robertson, Stephens & Company Investment Management, L.P. ("RSIM"), on the other, and to the Distribution Plan of the Fund to be implemented on this date, contemplating the payment of fees by the Fund to Robertson, Stephens & Company LLC ("RS&Co."), the Fund's distributor.

     RSIM hereby agrees that the fee payable by the Fund to RSIM pursuant to
Section 8 of the Agreement shall be reduced in respect of any period when the Distribution Plan is in effect by an amount equal to the fees payable by the Fund to RS&Co. under the Distribution Plan for such period.


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     A copy of the Declaration of Trust of the Trust is on file with the
Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and the obligations of the Trust arising out of this Agreement are not binding upon any of the trustees, officers, or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

     If this letter reflects your understanding of our agreement, please sign in the space indicated below, whereupon this letter shall become a binding agreement between under seal.

                                        Very truly yours,

                                        ROBERTSON, STEPHENS & COMPANY
                                         INVESTMENT MANAGEMENT, L.P.


                                        By ___________________________
                                           Title:


Accepted and agreed:

ROBERTSON STEPHENS INVESTMENT TRUST


By ___________________________
     Title:



3098287.01